Exhibit 99.1

Pacific Biosciences of California, Inc. Announces

Second Quarter 2012 Financial Results

Menlo Park, Calif. – July 26, 2012 – Pacific Biosciences of California, Inc. (Nasdaq: PACB) today announced financial results for the second quarter ended June 30, 2012.

During the second quarter of 2012, the Company recognized revenue from installations of its PacBio RS systems, SMRT® Cell and reagent consumables, instrument service contracts and grants. Revenue for the second quarter of 2012 totaled $7.3 million and net loss was $22.5 million.

Gross profit for the second quarter of 2012 totaled $0.3 million, resulting in a gross margin of 4%, compared to a $0.2 million gross loss for the first quarter of 2012 and a negative margin of 2%. Gross profit for the second quarter of 2011 was $7.9 million representing a gross margin of 74%. The margin for the second quarter 2011 reflects the positive margin impact of instrument components expensed during earlier periods when the Company was in the development stage.

Operating expenses comprised of research and development and selling, general and administrative expenses for the second quarter of 2012 totaled $22.8 million, representing a 17% decrease compared to $27.4 million for the first quarter of 2012. Operating expenses in the second quarter of 2012 include $2.5 million of non-cash stock-based compensation with $1.1 million and $1.4 million recorded in research and development and selling, general and administrative expenses, respectively. Operating expenses in the second quarter of 2011 were $30.6 million.

Research and development expense during the second quarter of 2012 totaled $11.3 million, representing a 7% decrease compared to $12.1 million for the first quarter of 2012. Selling, general and administrative expense during the second quarter of 2012 totaled $11.5 million, representing a 24% decrease compared to $15.3 million for the first quarter of 2012. The $3.8 million decrease in quarterly SG&A expense reflects a $3.2 million decrease in outside legal expense as we settled two intellectual property matters in the first quarter of 2012. During the second quarter of 2011, research and development expense totaled $19.5 million and selling, general and administrative expense totaled $11.0 million.

Cash and investments at June 30, 2012 totaled $137.1 million compared to $161.3 million at March 31, 2012.

The Company’s system revenue backlog was less than $1.0 million as of June 30, 2012, which represents an order for one PacBio RS instrument received during the second quarter of 2012. Installation has been completed for all instruments that were in backlog as of March 31, 2012.

Quarterly Conference Call Information

Management will host a quarterly conference call to discuss its second quarter 2012 results today at 4:30pm Eastern / 1:30pm Pacific. Investors may listen to the call by dialing 888.366.7247, or if outside the U.S., by dialing +1.707.287.9330. The call will be webcast live and will be available for replay at Pacific Biosciences’ website at http://investor.pacificbiosciences.com/.

About Pacific Biosciences

Pacific Biosciences of California, Inc. (NASDAQ: PACB) offers the PacBio® RS High Resolution Genetic Analyzer to help scientists solve genetically complex problems. Based on its novel Single Molecule, Real-Time (SMRT®) technology, the company’s products enable: targeted sequencing to more comprehensively characterize genetic variations; de novo genome assembly to more fully identify, annotate and decipher genomic structures; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. By providing access to genetic information that was previously inaccessible, Pacific Biosciences enables scientists to increase their understanding of biological systems.

Forward-Looking Statements

This press release contains forward-looking statements relating to the Company’s operations and operating results, including statements relating to the Company’s revenue. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and that could materially affect actual results. Factors that could materially affect actual results can be found in Pacific Biosciences of California’s filings with the Securities and Exchange Commission, including the most recently filed Quarterly Report on Form 10-Q, including those listed under the caption “Risk Factors.” Pacific Biosciences of California expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

Contact:

Trevin Rard

650.521.8450

ir@pacificbiosciences.com

Pacific Biosciences of California, Inc.

Unaudited Consolidated Statement of Operations and Comprehensive Income

(amounts in thousands, except per share amounts)

	Quarters Ended
	June 30, 2012	March 31, 2012	June 30, 2011
Revenue:
Product revenue	$5,827	$8,715	$10,148
Service and other revenue	1,284	1,053	192
Grant revenue	180	270	290

Total revenue	7,291	10,038	10,630

Cost of revenue:
Cost of product revenue	5,382	8,607	2,537
Cost of service and other revenue	1,634	1,583	194

Total cost of revenue	7,016	10,190	2,731

Gross profit (loss)	275	(152)	7,899

Operating expense:
Research and development	11,272	12,073	19,546
Sales, general and administrative	11,558	15,285	11,016

Total operating expense	22,830	27,358	30,562

Operating loss	(22,555)	(27,510)	(22,663)
Other income (expense), net	68	(70)	188

Net loss	$(22,487)	$(27,580)	$(22,475)

Basic and diluted net loss per share	$(0.40)	$(0.50)	$(0.42)

Shares used in computing basic and diluted net loss per share	55,658	55,201	53,414

Comprehensive loss	$(22,547)	$(27,502)	$(22,297)

Pacific Biosciences of California, Inc.

Unaudited Consolidated Statement of Operations and Comprehensive Income

(amounts in thousands, except per share amounts)

	Year to Date
	June 30, 2012	June 30, 2011
Revenue:
Product revenue	$14,542	$10,148
Service and other revenue	2,337	192
Grant revenue	450	560

Total revenue	17,329	10,900

Cost of revenue:
Cost of product revenue	13,989	2,537
Cost of service and other revenue	3,217	194

Total cost of revenue	17,206	2,731

Gross profit	123	8,169

Operating expense:
Research and development	23,345	43,664
Sales, general and administrative	26,843	22,135

Total operating expense	50,188	65,799

Operating loss	(50,065)	(57,630)
Other income (expense), net	(2)	346

Net loss	$(50,067)	$(57,284)

Basic and diluted net loss per share	$(0.90)	$(1.08)

Shares used in computing basic and diluted net loss per share	55,433	53,057

Comprehensive loss	$(50,049)	$(57,082)

Pacific Biosciences of California, Inc.

Consolidated Balance Sheets

(amounts in thousands, except per share amounts)

	June 30, 2012	March 31, 2012	December 31, 2011 (1)
	(unaudited)	(unaudited)
Assets
Cash and investments	$137,108	$161,349	$177,434
Accounts receivable	3,371	1,505	4,557
Inventory	10,271	11,821	15,517
Prepaid and other current assets	1,893	2,131	2,093

Total current assets	152,643	176,806	199,601
Property and equipment	16,937	17,592	18,398
Other assets	350	340	317

Total Assets	$169,930	$194,738	$218,316

Liabilities and Stockholders’ Equity
Accounts payable	$4,061	$4,250	$4,742
Deferred revenue	4,170	3,920	4,236
Accrued and other current liabilities	6,695	11,626	10,398

Total current liabilities	14,926	19,796	19,376
Facility financing and other non-current liabilities	6,800	7,039	7,477
Stockholders’ equity	148,204	167,903	191,463

Total Liabilities and Stockholders’ Equity	$169,930	$194,738	$218,316

Note 1:	The condensed consolidated balance sheet at December 31, 2011 has been derived from the audited consolidated financial statements at that date included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.